NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 10, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 29, 2025, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. In connection with the Company's emergence from Chapter 11, the Company will effect a reincorporation from the State of North Carolina to the State of Delaware. Holders of Common Stock of Wolfspeed, Inc. "Old", (CUSIP - 977852102) will receive shares of Common Stock of the reorganized Wolfspeed, Inc. "New" (CUSIP - 97785W106). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Wolfspeed, Inc. "Old" Common Stock and does not affect the continued listing on the NYSE of the Wolfspeed, Inc. Common Stock "New". The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 29, 2025.